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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                             FACILITATION AGREEMENT

This Facilitation Agreement (this "Agreement") is made by and between HOLLINGER INTERNATIONAL INC. and HOLLINGER CANADIAN NEWSPAPERS, LIMITED PARTNERSHIP (together, on a joint and several basis, "Hollinger") and 3815668 CANADA INC. (the "Issuer") and acknowledged and agreed as to Sections 3(b) and 4 hereof by HOLLINGER CANADIAN PUBLISHING HOLDINGS CO. (formerly Southam Inc.)and HCN PUBLICATIONS COMPANY (together with Hollinger, the "Hollinger Parties") and agreed as to Sections 3(a) and 3(b) hereof by CANWEST GLOBAL COMMUNICATIONS CORP. ("CanWest"), as of October 7, 2004.

                                    RECITALS

      WHEREAS, Hollinger Participation Trust (the "Trust") issued 12 1/8% Senior Notes due 2010 (the "Trust Notes") under an Amended and Restated Trust Agreement dated as of August 24, 2001 and a Supplemental Trust Agreement dated as of December 7, 2001, each between Hollinger International Inc. and First Union Trust Company, National Association, as trustee (collectively, as amended and supplemented from time to time, the "Trust Agreement");

      WHEREAS, the Participation Agreement dated as of August 17, 2001 by and among Hollinger and the Trust was amended and restated by the Amended and Restated Participation Agreement dated as of November 30, 2001 by and among Hollinger and the Trust (as amended and supplemented from time to time, the "Participation Agreement") and the Trust owns the participation interest (the "Participation Interest") granted by the Participation Agreement in, as of the date hereof, CDN$785,179,588 aggregate principal amount of the Fixed Rate Subordinated Debentures due 2010 (the "Old Notes) issued by the Issuer pursuant to an indenture dated November 15, 2000 among the parties thereto (as amended and supplemented from time to time, the "Old Notes Indenture");

      WHEREAS, the Issuer proposes to effect, through an affiliate, an exchange offer and consent solicitation (the "Exchange Offer") in which the Issuer's affiliate will offer to exchange for the Trust Notes new securities of the Issuer that will, upon amalgamation of the Issuer and CanWest Media Inc. become obligations of the resulting entity (which will also be named CanWest Media Inc.), upon the date of their first issuance (the "New Notes") and references herein to the "Issuer" include the entity resulting from such amalgamation, as the context requires;

      WHEREAS, the Issuer proposes to issue and sell additional New Notes in order to fund the payments to Hollinger described in Section 3(a) hereof;

      WHEREAS, pursuant to the Exchange Offer, the Issuer proposes to solicit from the holders of the Trust Notes consents to certain proposed amendments to the Trust Agreement (the "Proposed Trust Amendments") and instructions to consent to certain proposed amendments to the Old Notes and the Old Notes Indenture (the "Proposed Indenture

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Amendments" and together with the instructions and the Proposed Trust
Amendments, the "Proposed Amendments and Instructions");

      WHEREAS, the Proposed Amendments and Instructions will also include an instruction to the trustee under the Trust Agreement (the "Trust Trustee") to cause the conversion of the Participation Interest into ownership of the related Old Notes by the Trust, and to cause the dissolution, winding up and liquidation of the Trust and, if the Exchange Offer is consummated, the Issuer intends to cause its affiliate to instruct the Trust Trustee to take any actions necessary to complete the distribution of the Trust's assets, the termination of the Trust, and other transactions related thereto, including the monetization of the Trust's assets by sale of the Old Notes to the Issuer for consideration sufficient to result in the payments contemplated by this Agreement (the actions described in this recital, collectively, being the "Plan"), as a result of which Hollinger and the Issuer will each derive certain economic benefits;

      WHEREAS, the Issuer and Hollinger wish to memorialize their mutual understanding as to the terms upon which the Trust will be wound up if the Exchange Offer is consummated and to provide for Hollinger's facilitation of the successful consummation of the Proposed Amendments and Instructions and the Plan;

      NOW, in consideration of the following and for other good and valuable consideration, the parties hereby agree as follows:

            1.    Representations and Warranties.

            (a)   Hollinger hereby represents and warrants that:

            (i) it has provided to the Issuer, between September 23, 2004 and the date hereof, full, complete and accurate copies of (x) the Trust Agreement and any and all amendments thereto, (y) the Participation Agreement and any and all amendments thereto and
                  (z) any and all other written understandings relating to either such agreement to which it is a party;

            (ii) to its knowledge (having inquired of the officers currently employed by Hollinger that have responsibility for dealing with the Trust and the Trust Trustee, inquired of the Trust Trustee, and reviewed relevant Hollinger files) there is no unpaid liability of, or claim against, the Trust other than the claims of the holders of the Trust Notes pursuant to the terms thereof;

            (iii) to its knowledge (having inquired of the officers currently employed by Hollinger that have responsibility for dealing with the Trust and the Trust Trustee and reviewed relevant Hollinger files) the Trust has no Trust property other than the Participation Interest and its right to receive payments in respect of shortfalls resulting from currency differentials under Section 9.01 of the Trust Agreement;

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            (iv)  to its knowledge (having inquired of the officers currently employed by Hollinger that have responsibility for dealing with the Trust and the Trust Trustee and reviewed relevant Hollinger files) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Trust or any of its property is pending or threatened,

            (v) it is, and will be on the settlement date of the Exchange Offer (the "Settlement Date") immediately prior to transfer of the Old Notes to the Trust in accordance with the Plan, the sole legal and beneficial owner (subject to the Participation Interest) of, and has good title to, the entire CDN$871,873,305 principal amount outstanding of the Old Notes, free and clear of (I) any mortgage, pledge, lien, security interest, charge, hypothecation, or other encumbrance, security agreement, security arrangement or adverse claim against title of any kind, (II) purchase or option agreement or put arrangement, (III) subordination agreement or arrangement or (IV) agreement to create or effect any of the foregoing and its ownership of the Old Notes is not subject to any prior sale, transfer, assignment or participation by Hollinger, or any agreement by Hollinger to assign, convey, transfer or participate, in whole or in part, in each case other than the rights granted to the Trust under the Participation Agreement, and

            (vi) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator is pending or to the best of Hollinger's knowledge threatened against Hollinger that would materially adversely affect its ownership of the Old Notes or the transactions contemplated hereby.

            (b) Each of Hollinger and the Issuer hereby represents and warrants that: (i) it has full power and authority and has taken all action necessary, to enter into and perform its obligations under this Agreement (and, in the case of Hollinger, the Participation Agreement); (ii) this Agreement (and, in the case of Hollinger, the Participation Agreement) has been duly and validly authorized, executed and delivered by it, constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity); and (iii) the execution, performance and delivery of this Agreement will not (and, in the case of Hollinger, execution, performance and delivery of the Participation Agreement has not and will not) result in it violating any applicable law or breaching or otherwise impairing any of its obligations.

The respective agreements, representations, warranties, indemnities and other statements of the parties hereto set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto and will

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survive consummation of the Exchange Offer, Proposed Amendments and Instructions
and Plan and delivery of the payments provided for in Section 3(a) hereof.

            2. Undertakings by Hollinger. Hollinger hereby agrees to use its reasonable best efforts to facilitate the consummation of the Proposed Amendments and Instructions and the Plan, provided that (x) Hollinger shall not be required pursuant hereto (i) to undertake any action or effort that would violate law or the terms of the Trust Agreement or the Participation Agreement or (ii) to provide any opinions of counsel and (y) Hollinger may provide, in giving any instruction hereunder that would otherwise irrevocably prejudice its rights under the Old Notes, the Old Notes Indenture, the Participation Agreement or the Trust Agreement, that such instruction shall cease to have force and effect and be void ab initio should the Exchange Offer fail to be consummated within 120 days of the date hereof. Such efforts shall include, but are not limited to, the following:

            (a) Hollinger shall take all actions reasonably requested by the Issuer to facilitate identification of the beneficial owners of the Trust Notes by the Issuer and its agents in connection with the Exchange Offer.

            (b) Immediately upon receipt of all required instructions or consents (i) in respect of the Trust Agreement, from the Trust Note holders and (ii) in respect of the Old CanWest Indenture, from the Trust Trustee, Hollinger shall take all actions reasonably requested by the Issuer to amend the Trust Agreement, the Old Notes and the Old CanWest Indenture pursuant to the Proposed Amendments and Instructions on the expiration date of the Exchange Offer, without regard to any additional time or period allowed to complete such actions under the relevant agreements.

            (c) Immediately upon receipt of instructions from the Trust Trustee on the Settlement Date that the Trust is invoking its right under the Participation Agreement to convert the Participation Interest into ownership of Old Notes by the Trust, Hollinger shall take all actions reasonably requested by the Issuer to transfer the Old Notes to the Trust on such date, without regard to any additional time or period allowed to complete such actions under the relevant agreements.

            (d) Hollinger shall take all actions reasonably requested by the Issuer to facilitate the dissolution of the Trust, the winding up and liquidation of the Trust, the distribution of the Trust's assets and the termination of the Trust in accordance with the Plan and this Agreement.

            (e) Hollinger shall take all actions reasonably requested by the Issuer to cause the trustee under the Old Notes Indenture (the "Indenture Trustee") and the Trust Trustee to communicate with and cooperate with the Issuer in the consummation of the Proposed Amendments and Instructions and the Plan.

            (f) Subsequent to the date hereof, Hollinger shall not consent to any amendment (other than the Proposed Amendments and Instructions) to the Participation Agreement or the Trust Agreement without the prior written consent of

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      the Issuer and shall provide to the Issuer a copy of any notice issued or received by Hollinger pursuant to the Participation Agreement or the Trust Agreement promptly upon issuance or receipt, provided that this provision shall cease to have further force and effect should the Exchange Offer fail to be consummated within 120 days of the date hereof.

            (g) Hollinger shall take all other actions reasonably requested by the Issuer to facilitate consummation of the Proposed Amendments and Instructions and the Plan.

      If the Exchange Offer fails to be consummated within 120 days of the date hereof, the Issuer and Hollinger shall cooperate and use reasonable best efforts to make effective any reversal of force and effect of a Hollinger instruction pursuant to the first sentence of this section.

      The terms of the Proposed Trust Amendments and the Proposed Indenture Amendments will provide that they will become effective upon the acceptance of Trust Notes tendered in the Exchange Offer on the expiration date of the Exchange Offer but that their effect will be retroactively revoked if the Residual Amount and the Non-Participated Notes Purchase Amount are not paid on the Settlement Date.

            3. Wind Up of Trust and Distributions to Hollinger.

            (a) If the Exchange Offer is consummated, and the Trust is wound up as a result, the parties hereto agree, and CanWest agrees, that the resulting distribution by the Trust to Hollinger shall consist exclusively of a cash payment in the amount of the Residual Amount (as defined in Annex A). In addition, Hollinger agrees to sell to the Issuer, and the Issuer agrees to purchase, CDN$86,693,717 principal amount of Old Notes (consisting of the Old Notes that are not subject to the Participation Interest) for an aggregate cash purchase price in an amount determined as set forth in Annex A under the heading "Non-Participated Notes Purchase Amount", for settlement on the Settlement Date (if the Exchange Offer is consummated). Further, to the extent that Hollinger receives the Residual Amount (as defined in Annex A) in cash from the Trust, Hollinger agrees to pay the Reimbursement Amount (as defined in Annex A) in cash to the affiliate of the Issuer that acquires the Trust Notes in respect of a portion of such affiliate's cost in acquiring the Trust Notes.

            (b) Upon the payment of the Residual Amount and the Non-Participated Notes Purchase Amount as described in Section 3(a), Hollinger hereby expressly waives and releases any other claims under the Trust Agreement, the Old Notes Indenture or the Old Notes, or arising out of the dissolution of the Trust, the winding up and liquidation of the Trust, the distribution of the Trust's assets or the termination of the Trust or consummation of the Plan, against the Trust, the Trust Trustee, the Indenture Trustee, the Issuer or any of their affiliates (including, but not limited to, CanWest), and agrees to remise, release and forever discharge the Issuer, its affiliates

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      (including, but not limited to, CanWest) and the Trust, and their successors and assigns, of and from any claim, demand, action and cause of action, and liability of every kind and nature, for and on account of any and every matter whatsoever arising from the Trust Agreement, the Old Notes, the Old Notes Indenture and the Participation Agreement, or arising out of the dissolution of the Trust, the winding up and liquidation of the Trust, the distribution of the Trust's assets or the termination of the Trust or the consummation of the Plan; provided, however, that nothing contained in this Agreement is intended to affect any liability or responsibility under the Transaction Agreement dated July 30, 2000 between Hollinger, Hollinger Canadian Publishing Holdings Co. (formerly Southam Inc.), HCN Publications Company and CanWest Global Communications Corporation, for the avoidance of doubt, all existing claims thereunder, including for any adjustment of the Purchase Price (as defined in the Transaction Agreement), shall continue undisturbed and, to the extent previously payable through cancellation or issuance of Old Notes, be payable in cash. The parties agree that no adjustment to the principal amount outstanding of Old Notes shall be undertaken pursuant to the Transaction Agreement or Section 2.18 of the Old Notes Indenture subsequent to the date hereof.

      If, as a result of the Proposed Amendments and Instructions being implemented, the Participation Interest is converted into ownership of Old Notes by the Trust and the Residual Amount and the Non-Participated Notes Purchase Amount are not paid to Hollinger within five business days thereafter, CanWest agrees to reimburse Hollinger for any damages to Hollinger directly resulting from (x) the reset of the interest rate applicable to the Old Notes caused by such conversion or (y) the release of the guarantee in respect of the Old Notes caused by such conversion.

            (c) The Issuer is under no obligation to proceed with the Exchange Offer and if the Issuer proceeds with the Exchange Offer it may at any time and in its sole discretion, terminate, amend, extend or suspend the Exchange Offer, or waive any related condition.

      4. Confidentiality. Each of the Hollinger Parties hereby agrees to keep confidential and not disclose to any third party (other than its attorneys and accountants upon their agreement to keep such matters confidential) or refer to publicly any non-public information provided to it by or on behalf of the Issuer or its affiliates relating to the Exchange Offer, the Proposed Amendments and Instructions or the Plan (the "Confidential Information"), including the contents of this Agreement, without the Issuer's prior written consent, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Hollinger may:

            (a) immediately after the signing of this Agreement, publicly issue on one or more newswire services and file with the Canadian securities regulatory authorities a press release substantially in the form of Annex B attached hereto;

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            (b) file a brief summary of this Agreement (substantially in the form of Annex B hereto) with the U.S. Securities and Exchange Commission under cover of Form 8-K, which brief summary shall not include a copy of this Agreement;

            (c) file a brief summary of this Agreement substantially in the form of Annex B attached hereto with the Canadian securities regulatory authorities as a "Material Change Report" on Form 51-102F3, which report shall not include a copy of this Agreement, but which shall include the press release referred to in paragraph (a) above;

            (d) simultaneously with Hollinger's next filing with the U.S. Securities and Exchange Commission under cover of either Form 10-K or Form 10-Q, file a copy of this Agreement as an exhibit to such Form 10-K or Form 10-Q, along with a brief summary of this Agreement in such Form 10-K or Form 10-Q, which summary shall be substantially in the form of Annex B hereto;

            (e) include disclosure substantially in the form of Annex B attached hereto in any disclosure document prepared in connection with, or in response to, any offer made to acquire units of Hollinger Canadian Newspapers, Limited Partnership; and

            (f) disclose the Confidential Information, including providing a copy of this Agreement, as may be required or appropriate in response to any summons, subpoena, request from a regulatory body or otherwise in connection with any litigation, arbitration, governmental investigation or other court or similar proceeding or to comply with any applicable law, order, regulation, ruling, stock exchange rule, regulatory request or accounting disclosure rule or standard (including, without limitation, any securities law, regulation or rule) that is not provided for in the preceding clauses (each, a "Required Disclosure"), provided that Hollinger shall use its reasonable best efforts to notify the Issuer prior to making a Required Disclosure and shall cooperate with the Issuer in seeking an appropriate protective order or confidential treatment, where applicable.

Notwithstanding the foregoing, any restriction contained in this provision on disclosing copies of this Agreement or the terms set forth therein shall terminate upon the earlier to occur of (i) the filing by Hollinger of a copy of this Agreement with the U.S. Securities and Exchange Commission as an exhibit to Form 10-K or Form 10-Q by as contemplated in clause (iii) above, (ii) the filing of a copy of this Agreement by the Issuer or CanWest with the U.S. Securities and Exchange Commission or comparable Canadian securities regulatory authority or (iii) the Settlement Date.

      5. Governing Law: THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

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      6. Expenses: Each party hereto shall bear its own expenses in carrying out the terms hereof.

      7. Counterparts: This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

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      Agreed and accepted as of the date first written above:

                                       HOLLINGER INTERNATIONAL INC.

                                       By: /s/ Robert T. Smith
                                           -------------------------------------
                                       HOLLINGER CANADIAN NEWSPAPERS,
                                       LIMITED PARTNERSHIP,
                                       By its general partner, Hollinger
                                       Canadian Newspapers G.P.Inc.

                                       By: /s/ Peter K. Lane
                                           -------------------------------------
                                       3815668 CANADA INC.

                                       By: /s/ John McGuire, /s/ Richard Leipsic
                                           -------------------------------------

      Acknowledged and agreed as to Section 3(b) and 4 above:

                                       HOLLINGER CANADIAN PUBLISHING
                                       HOLDINGS CO.
                                       (formerly Southam Inc.)

                                       By: /s/ Peter K. Lane
                                           -------------------------------------
                                       HCN PUBLICATIONS COMPANY

                                       By: /s/ Peter K. Lane
                                           -------------------------------------
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      Acknowledged and agreed as to Section 3(a) and 3(b) above:

                                             CANWEST GLOBAL COMMUNICATIONS CORP.

                                             By: /s/ Richard Leipsic
                                                 ------------------------
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                                     ANNEX A

NON-PARTICIPATED NOTES PURCHASE AMOUNT

The "Non-Participated Notes Purchase Amount" shall mean the U.S. dollar amount determined pursuant to the following formula:

D x NP

RESIDUAL AMOUNT

The "Residual Amount" shall mean the U.S. dollar amount determined pursuant to the following formula:

F - Z

REIMBURSEMENT AMOUNT

The "Reimbursement Amount" shall mean the U.S. dollar amount determined pursuant to the following formula:

(D x NP) + (F- Z) - A

Where:

- A equals 0.985 x (NP + FexG), where:

      - NP equals the accreted value (being par plus accrued interest) of the Non-Participated Notes (as defined below) as of the Settlement Date converted into U.S. dollars at the Spot Rate (as defined below);

      -     FexG is equal to (40% x Z x ((1/0.6482) - the Spot Rate)) / the Spot
            Rate;

- B equals the aggregate U.S. dollar principal amount of New Notes delivered to tendering holders of the Trust Notes on the Settlement Date, plus the amount of U.S. dollars payable to non-tendering holders of Trust Notes by the Trust on the date of completion of winding-up of the Trust;

- C equals A + B;

- D equals (i) C divided by (ii) the accreted value (being par plus accrued interest) of all the Old Notes as of the Settlement Date converted into U.S. dollars at the Spot Rate;

                                      A-1
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- F equals (i) D multiplied by (ii) the accreted value (being par plus accrued interest) of the Participated Notes (as defined below) as of the Settlement Date converted into U.S. dollars at the Spot Rate; and

- Z equals the accreted value (being par plus accrued interest) in U.S. dollars of all the Trust Notes as of the Settlement Date.

For purposes of the above definitions, the following terms shall have the following meanings:

"Non-Participated Notes", means the aggregate principal amount of Old Notes that is not subject to the Participation Interest.

"Participated Notes", means the aggregate principal amount of Old Notes that is subject to the Participation Interest.

"Spot Rate" shall mean the noon rate of exchange as reported by the Bank of Canada expressed in Canadian dollars per U.S. dollar, for the date of the "withdrawal deadline" (as defined in the Offering Memorandum).

            ANNEX B

            In November 2000, Hollinger International Inc. ("Hollinger International") and Hollinger Canadian Newspapers, Limited Partnership ("HCNLP", and together with Hollinger International, "Hollinger"), received approximately Cdn $766.8 million aggregate principal amount of 12.125% Fixed Rate Subordinated Debentures due November 15, 2010 (the "CanWest Debentures") issued by a wholly-owned subsidiary of CanWest Global Communications Corp. ("CanWest") called 3815668 Canada Inc (the "Issuer"). The CanWest Debentures are guaranteed by CanWest and were issued to Hollinger in partial payment for the sale by Hollinger of certain Canadian newspaper and internet assets to CanWest. In 2001, Hollinger International and HCNLP sold participations in approximately Cdn. $757 million principal amount of the CanWest Debentures to a special purpose trust (the "Participation Trust"). Notes of the Participation Trust, denominated in U.S. dollars (the "Trust Notes"), were in turn issued and sold by the Participation Trust to third parties. As a result of the periodic interest payments on the CanWest Debentures made in kind and a partial redemption by the Issuer of the CanWest Debentures in 2003, as of July 31, 2004, there were outstanding approximately Cdn. $872 million aggregate principal amount of CanWest Debentures. Hollinger International and HCNLP are the record owners of all of these CanWest Debentures, but as of July 31, 2004, beneficially owned only approximately Cdn $5 million and Cdn $82 million principal amount respectively of CanWest Debentures, with the balance beneficially owned by the Participation Trust.

            On October 7, 2004, Hollinger International and HCNLP entered into a Facilitation Agreement (the "Facilitation Agreement") with the Issuer and CanWest, which Facilitation Agreement is part of a larger transaction in which the Issuer proposes to offer to exchange the Trust Notes for new debentures to be issued by the Issuer (the "CanWest Exchange Offer"). The CanWest Exchange Offer is or will be subject to a number of conditions, including that at least two-thirds of the outstanding principal amount of Trust Notes be tendered in the CanWest Exchange Offer. The CanWest Exchange Offer will be commenced on or around October 7, 2004, and is expected to close on or around the 25th succeeding business day, subject to CanWest's right to extend, amend the terms of, or withdraw the CanWest Exchange Offer. In the Facilitation Agreement, Hollinger has agreed, among other things, (i) to use its reasonable best efforts to facilitate the CanWest Exchange Offer and (ii) to sell to the Issuer for cash all of the CanWest Debentures beneficially owned by Hollinger. Hollinger's obligation to sell the CanWest Debentures to the Issuer, and the Issuer's obligation to purchase the CanWest Debentures, is conditioned upon the closing of the CanWest Exchange Offer. There can be no assurance that this transaction will be completed. If it is completed, the specific amount received by Hollinger International and HCNLP will depend upon the prevailing exchange rate between the U.S. dollar and the Canadian dollar. Assuming an exchange rate of US $0.7922 per Cdn $1.00 (the "Assumed Rate"), upon completion, the cash proceeds to be received by Hollinger International will be approximately US $38 million and the cash proceeds to be received by HCNLP will be approximately US $78 million. This amount will increase if the

Canadian dollar becomes stronger than the Assumed Rate, and will decrease if the Canadian dollar becomes weaker than the Assumed Rate.